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                                     EXHIBIT 99.1

                                    PRESS RELEASE




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                                                                  EXHIBIT 99.1


                    Pacific Rehabilitation & Sports Medicine, Inc.
                                One SW Columbia Street
                                      Suite 900
                                  Portland, OR  97258


NEWS RELEASE                             Contact:     Bill Barancik
------------                                          President and Chief
FOR IMMEDIATE RELEASE                                 Executive Officer
                                                      or
                                                      William A. Norris
                                                      Executive VP-Finance
                                                      Pacific Rehabilitation &
                                                      Sports Medicine, Inc.
                                                      (503) 222-4191


        PACIFIC REHAB REPORTS THIRD QUARTER RESULTS, INCLUDING LOSS DUE
        ---------------------------------------------------------------
           TO SPECIAL CHARGES, AND AGREEMENT TO ACQUIRE TWO OREGON
           -------------------------------------------------------
                                  CLINICS
                                  -------


       Portland, Oregon (November 14, 1996) -- Pacific Rehabilitation & Sports Medicine, Inc. (Nasdaq: PRHB) today announced a loss of $4,829,000, or $0.58 per share, for the three months ended September 30, 1996, as a result of $6,719,000 ($5,070,000, or $0.61 per share, after taxes) in special charges recorded during the quarter for additional contractual and bad debt allowance provisions, restructuring expenses, provision for loss on sale of Texas clinics and settlement of claims. Adjusting for these charges, net earnings were $241,000, or $0.03 per share, for the third quarter, which compared to earnings of $0.02 per share for the same period in 1995. Net revenues for the quarter decreased 19% to $8,102,000, compared to prior year revenues of $10,039,000, for the same period in 1995. Excluding the effect of the special contractual allowance charge to net revenues, the net revenues for the third quarter would have been $10,204,000, an increase of 1.6% over the same period in 1995. Gross profit decreased 55% for the quarter to $1,690,000 compared to $3,726,000 for the comparable period in 1995.

       Bill Barancik, President and Chief Executive Officer of Pacific Rehab, stated, "As we frequently have said, our objective was to enter the fourth quarter with all one-time charges behind us and the Company ready to build on a solid base of current operations. As anticipated during the third quarter, we consolidated or closed four clinics in California, shifted California billing and collection operations to our Nevada regional center, and prepared for the sale of our two clinics in Texas. California lost $118,000 in the third quarter and Texas lost $34,000. With these changes, resulting in a one-time restructuring charge of $1,490,000 ($966,000, or $0.12 per share after taxes) for California, and a provision for a loss on the sale of the Texas clinics of $880,000 ($805,000, or $0.10 per share after taxes), we believe we have eliminated all systematically unprofitable clinics in the Company. It will take us until the first quarter of 1997 to completely return California to profitability, and by that time, we expect each of our current 66 clinics to be profitable. We intend to apply the same emphasis on marketing and productivity to California as we have to Hawaii. After clinic closings, staff reductions, and a one-time restructuring charge in the second quarter, Hawaii is on track with our plans, and, in fact, has


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returned to profitability beginning with the month of August, 1996 after sustaining a loss of $350,000 in the first half of 1996."

       Commenting further, Mr. Barancik added, "We also incurred a charge of $985,000 ($924,000, or $0.10 per share after taxes) in the third quarter to settle the claims of certain shareholders resulting from the Company's inability to register their shares within certain time frames. Because of the previous pending merger with Horizon/CMS Healthcare Corporation that was terminated on April 2, 1996, the Company was unable to effect the registration of these shares as required by the related clinic acquisition agreements. Finally, as a result of our increased emphasis on cash collections and better visibility into accounts receivable over the last few months, including a new analytical tool that provides data by financial class and payor, we concluded we were under reserved in California, Nevada, Texas, and Florida on the contractual allowance percentage applied to gross revenues, and on bad debts. We incurred a special charge in the third quarter for these under-reserved accounts receivable in the amount of $2,102,000 against net revenues and $1,262,000 against bad debt expense. This charge relating to the contractual allowance will also have a 'going forward' effect in future quarters of approximately $100,000 on net revenue and pre-tax income. Our earnings in the third quarter were approximately $0.03 per share after taxes, without consideration of the above charges. Because of the 'going forward' effect of the special accounts receivable charge, we are now estimating fourth quarter earnings per share of $0.04 to $0.05, based on approximately the same number of equivalent shares outstanding. Again, as was our goal, we are entering the fourth quarter with no anticipated additional one-time special charges or with any clinics that need to be closed or consolidated."

       As previously announced, the Company retained the investment banking firm of Shipley Raidy Capital Partners, LP to pursue a private placement of debt that will enable the Company to replace its senior lender and provide necessary cash for working capital purposes and strategic acquisitions. While no agreements were reached with prospective lenders or institutional investors, based on discussions to date and proposals received, the Company believes that a replacement credit facility and additional equity or debt capital would have been secured on acceptable terms. Upon announcement on October 30, 1996, of the current discussions with Horizon/CMS concerning the possible acquisition of the Company, the lenders and institutional investors with whom the Company was negotiating to provide a replacement line of credit and subordinated debt suspended negotiations pending the outcome of the Horizon/CMS discussions. The Company has also been negotiating with an investor to provide approximately $3,000,000 in convertible notes or preferred stock financing, and that investor remains interested in effecting the investments. Should the Horizon/CMS acquisition not be consummated, the Company will re-initiate discussions with these prospective lenders and institutional investors immediately.

       On October 30, 1996, the Company entered into an agreement to acquire two additional clinics in Oregon. The closing of the acquisition is expected to occur in the first quarter of 1997. Commenting on this acquisition, Mr. Barancik stated, "We are delighted to be able to demonstrate that the Company is back in an acquisition mode. Acquisition of these two clinics not only helps expand our Oregon geographic coverage leading to a state-wide network, but also adds an experienced senior manager to our team."

       Even with the 'going forward' effect of increasing the reserves for contractual allowance, the Company is still expecting earnings per share of $.35 to $.40 in 1997, including acquisitions, but exclusive of any extraordinary charges, and based on approximately the same number of equivalent shares outstanding.

       Pacific Rehab also announced net revenues of $28,867,000, gross profit of $9,648,000 and a loss of $7,511,000, or $0.92 per share, for the nine months ended September 30, 1996, of which approximately $1.01 per share is attributable to the special charges recorded for the additional contractual and bad debt allowance provisions, Hawaii and California restructuring expenses, non-recurring merger termination expenses, provision for loss on sale of the Texas clinics and settlement of claims in the second and third quarters. Adjusting for the special charges, net earnings were $762,000, or $0.09 per share, for the nine month year-to-date period. Compared to the same period in 1995, net revenues increased 16% and gross profit decreased 12%. Excluding the effect of the special contractual allowances charge to net revenues, the net revenues for the period would have been $30,969,000, an increase of 24.4%.

       On October 30th, the Company announced that it is in discussions concerning the possibility of a merger of the Company with Horizon/CMS Healthcare Corporation (NYSE:HHC) at a price of $6.50 per share in cash. The Company emphasized that discussions are on-going and that no definitive agreement has been reached with respect to any terms of a transaction. There is no assurance that any definitive agreement will be reached, or if a definitive agreement is reached, that the potential merger will be successfully completed. Any definitive agreement, if reached, will be subject to the satisfaction of regulatory and other conditions.

       Pacific Rehab provides outpatient physical therapy services at 66 outpatient rehabilitation clinics in Washington, Oregon, California, Hawaii, Nevada, Arizona, Mississippi, Florida and Maryland.

       FORWARD LOOKING STATEMENTS. The foregoing information contains forward-looking information about the Company, including those that relate to the Company's projected earnings for the periods indicated. These forward-looking statements are based upon certain assumptions and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider, many of which are beyond the Company's control, in evaluating such forward-looking statements, include the assumptions that (i) the Company will not be acquired by Horizon/CMS Healthcare Corporation; (ii) the Company will be able to comply with the terms and conditions of its credit facility and be able to renew or replace its credit facility upon expiration on favorable terms; and (iii) additional debt or equity capital, as needed, will be available and on terms acceptable to the Company; (iv) the Company will not experience unanticipated working capital or other cash requirements; (v) no further extraordinary charges and adjustments will need to be reflected in the Company's financial statements and results of operations; (vi) the outpatient rehabilitation market will continue to grow and consolidate and the Company will be able to consummate a limited number of strategic acquisitions on favorable terms; (vii) managed care organizations will continue to grow and control more patient referrals, such organizations will continue to demand that providers of outpatient rehabilitation services have a regional presence, and the Company will continue to be able to retain existing contracts and obtain new contracts with managed care organizations; (viii) changes in federal


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and state legislation and regulations will not further adversely impact the ability of physicians to refer patients to the Company's clinics; (ix) reimbursement and utilization rates for the Company's therapy services will not be significantly reduced; and (x) the Company's marketing efforts will continue to be successful. Investors are directed to the Company's filings with the Securities and Exchange Commission, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to the Company. Investors are directed to the Company's Annual Report on Form 10-K (as amended by Amendment No. 2 on Form 10-K/A filed July 11, 1996) for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30. 1996, the Company's Registration Statement on Form S-3 (Reg. No. 333-306), and the Company's Current Reports on Form 8-K dated April 2, April 15, July 1, July 17, September 16 and October 30, 1996, all of which are available without charge from the Company, for a more complete description of the risks and uncertainties relating to the Company.

                                (Table follows)

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         Pacific Rehabilitation & Sports Medicine, Inc. and Subsidiaries
              Consolidated Statements of Operations Data (Unaudited)
                     (In Thousands, Except Per Share Data)


                                                                 For the Three Months      For the Nine Months
                                                                         Ended                     Ended
                                                                     September 30,            September 30,
                                                                 ____________________      ___________________

                                                                  1996          1995         1996       1995
                                                                 ______       _______      _______     _______
Net revenues                                                     $8,102       $10,039      $28,867     $24,903
Gross profit                                                     1,690          3,726        9,648      10,912
 Selling, general and administrative
     expenses                                                    1,815          1,855        5,450       4,960
 Bad debt expense                                                1,835            583        3,082       1,528
 Depreciation and amortization                                     511            568        1,592       1,327
 Restructuring expenses                                          1,490            ---        5,000         ---
Operating income (loss)                                         (3,961)           720       (5,476)      3,097

Interest, net                                                     (553)          (393)      (1,459)       (718)
Non-recurring merger termination
  expenses                                                         ---            ---         (975)        ---
Provision for loss on sale of Texas
  clinics                                                         (880)           ---         (880)        ---
Settlement of claims                                              (985)           ---         (985)        ---
Nonoperating income (expense)                                   (2,418)          (393)      (4,299)       (718)
Earnings (loss) before income taxes                             (6,379)           327       (9,775)      2,379

Net earnings (loss)                                             (4,829)           141       (7,511)      1,382

Per share data:
   Net earnings (loss):
    Primary                                                     ($0.58)         $0.02       ($0.92)      $0.18
    Fully diluted                                               ($0.58)         $0.02       ($0.92)      $0.18
   Weighted average number of
     shares:
    Primary                                                      8,287          8,280        8,181       7,855
    Fully diluted                                                8,287          8,872        8,181       8,190



                                         Consolidated Balance Sheet Data (Unaudited)
                                                       (In Thousands)

                                                                                     September 30, 1996
                                                                                     __________________

Cash                                                                                      $    640
Accounts receivable, net                                                                    11,289
Net deferred tax asset                                                                       1,103
Other current assets                                                                         1,659
                                                                                            ------
         Total current assets                                                               14,691
Property and equipment, net                                                                  2,357
Intangible and other assets                                                                 45,982
                                                                                            ------
         TOTAL ASSETS                                                                       63,030
                                                                                            ------
Current maturities of long-term obligations                                                  8,443
Notes payable and other obligations                                                            728
Line of credit                                                                              11,675
Accrued income taxes                                                                           411
Other current liabilities                                                                    5,731
                                                                                            ------
         Total current liabilities                                                          26,988
Notes payable and other obligations, less current portion                                      334
Net deferred tax liability, less current portion                                             1,003
Long-term obligations, less current maturities                                               1,136
                                                                                            ------
         Total liabilities                                                                  29,461
Shareholders' equity                                                                        33,569
                                                                                            ------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $ 63,030
                                                                                            ------

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